SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

UBS AG

(Exact Name of Registrant as Specified in Its Charter)

Switzerland	90-0186363
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)
Bahnhofstrasse 45, CH-8098 – Zurich, Switzerland
Aeschenvorstadt 1, CH-4051 – Basel, Switzerland	N/A
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
ETRACS Whitney US Critical Technologies ETN due March 13, 2053	NYSE Arca, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box: ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box: ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-263376 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered

The Registrant filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form F-3 (Registration Statement No. 333-263376) (the “Registration Statement”) containing a prospectus, dated May 27, 2022, relating to the Registrant’s Debt Securities and Warrants (the “Prospectus”). The Registration Statement was declared effective on May 27, 2022. On the date hereof, the Registrant intends to file with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, a prospectus supplement, dated March 24, 2023 (the “Prospectus Supplement”) relating to a series of the Registrant’s Exchange Traded Access Securities (“ETRACS”), entitled ETRACS Whitney US Critical Technologies ETN due March 13, 2053, which is a part of the Registrant’s Medium-Term Notes, Series B. The Prospectus Supplement and the Prospectus are incorporated by reference to the extent set forth below.

The material set forth (i) under the headings “Description of Debt Securities We May Offer” on pages 10 to 31, “Considerations Relating to Indexed Securities” on pages 52 to 55, “U.S. Tax Considerations” on pages 59 to 70 and “Tax Considerations Under the Laws of Switzerland” on pages 70 to 72 in the Prospectus and (ii) in the Prospectus Supplement are each incorporated herein by reference, as applicable. The outstanding principal amount of the securities registered hereby may be increased from time to time in the future due to further issuances of securities having substantially the same terms. If any such additional securities are issued, a prospectus supplement relating to the additional securities will be filed with the Securities and Exchange Commission and will be incorporated herein by reference. The securities registered hereby are, and any additional securities of such series registered hereby in the future will be, all part of a single series of the Registrant’s Medium-Term Notes, Series B, as described in the documents referenced above.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, the following exhibits are being filed with the Commission in connection with this Registration Statement on Form 8-A:

1.

Debt Indenture, dated as of June 12, 2015, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.22 of the Registrant’s registration statement no. 333-204908).

2.	Form of ETRACS Whitney US Critical Technologies ETN due March 13, 2053.
3.

Officers’ Certificate of the Registrant pursuant to Section 30 of the Debt Indenture setting forth the terms of the Registrant’s Medium-Term Notes, Series B (incorporated by reference to Exhibit 3 of the Registrant’s registration statement on Form 8-A, filed with the Commission on July 14, 2015).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

UBS AG (Registrant)

Dated: March 24, 2023

	By:	/s/ Kunal Malhotra
	Name:	Kunal Malhotra
	Title:	Managing Director

	By:	/s/ Chris Cook
	Name: Title:	Chris Cook Managing Director